EXHIBIT 99.1


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Mid Continent Bancshares, Inc.       Contact:     Richard T. Pottorff, President
El Dorado, Kansas                                (316) 321-2700

                              For Immediate Release

                                September 2, 1997

                         MID CONTINENT BANCSHARES, INC.
                            APPROVES MERGER AGREEMENT

         El Dorado, Kansas -- September 2, 1997 -- Mid Continent Bancshares, Inc. (Nasdaq National Market: MCBS) ("Mid Continent") announced that its Board of Directors has approved the definitive agreement negotiated with Commercial Federal Corporation, Omaha, Nebraska (NYSE: CFB) ("Commercial Federal") to acquire Mid Continent.

         Under terms of the agreement, each share of common stock of Mid Continent will be converted into the right to receive $38.25 in Commercial Federal common stock subject to adjustment based on the trading price of Commercial Federal common stock. The transaction is expected to close during the second quarter of 1998, subject to approval by the shareholders of Mid Continent and the appropriate regulatory authorities, as well as various other conditions of closing.

         Richard T. Pottorff, President and Chief Executive Officer of Mid Continent stated, "We feel this merger is a unique opportunity for Mid Continent stockholders and customers. We chose to associate with Commercial Federal because of their dedication to the communities they serve, their customers, and their employees."

         Mid Continent is the parent company for Mid-Continent Federal Savings Bank (the "Bank'), a federally chartered stock savings association headquartered in El Dorado, Kansas. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a community-oriented, retail savings institution offering traditional mortgage and various consumer loan products, primarily in Butler, Cowley, Sedgwick and Harvey Counties, Kansas.

         Commercial Federal is the parent company of Commercial Federal Bank, which currently operates 107 branches in Nebraska (34), Colorado (20), Oklahoma
(19), Kansas (27) and Iowa (7). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage. As of June 30, 1997, Commercial Federal had assets of approximately $7.1 billion and deposit of approximately $4.4 billion.